5-August-2025
LCI Industries (LCII)
Q2 2025 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
...

OTHER PARTICIPANTS

Daniel Moore – Analyst, CJS Securities, Inc.
Joseph Altobello – Analyst, Raymond James & Associates, Inc.
Craig Kennison – Analyst, Robert W. Baird & Co., Inc.
Patrick Buckley – Analyst, Jefferies LLC
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.

...

MANAGEMENT DISCUSSION SECTION

........................
Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries second quarter 2025 conference call. I am joined on the call today with Jason Lippert, President and CEO, along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment.

But, first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the security laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made except as required by law.

With that, I would like to turn the call over to Jason.

...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thank you, Lillian, and good morning, everyone. I’d like to welcome you all to LCI Industries second quarter 2025 earnings call. We delivered strong second quarter results with $1.1 billion in sales, up 5% year-over-year, along with 2% organic towable content growth despite RV mix headwinds. Our strong performance reflects dedication of our teams, the strength of our diversified markets and products, and the durability and expansiveness of our competitive moat. While elevated interest rates and other macro factors continue to challenge RV retail demand, our strategic foundation effectively drives growth and resilience, keeping us firmly on track to achieve our $5 billion organic revenue target in 2027.

Our 5% growth was driven by continued market share gains in our top five product categories; appliances, axles and suspensions, chassis, furniture and windows, as well as the continued traction of our five recent key innovations that have reached a $100 million run rate. Our recently completed acquisitions of Freedman Seating Company and Trans Air contributed $32 million of sales in the quarter while strengthening our position in the bus market.

This market further expands our durability as it benefits from continuous and essential municipal fleet upgrades, providing $200 million in expected annualized revenues to Lippert unrelated to consumer demand. Early integration efforts have been very successful operationally and culturally engaging all 875 new team members, collectively between the two new businesses within weeks of closing the acquisition. In addition, we are making good headway on synergies through consolidations of our transportation business units and teams.

In addition, Freedman has just announced new product launches for heavy duty commercial buses, an entirely new market for them. We remain focused on what we can control reducing raw material exposure, mitigating new costs around tariffs, and allocating capital with discipline across M&A, CapEx and shareholder returns.

We are happy to announce that our tariff mitigation strategy of diversifying our supply chain with help from our vendors and other sourcing strategies enabled us to minimize the impact of pricing to our customers, as well as support our bottom line in the quarter in line with what we stated last quarter when tariffs were first announced.

We’re also making strong progress toward our goal of reducing China exposure to 10% by the end of 2025, down from 24% in 2024. We are achieving this by further diversifying our supply chain into more strategically favorable regions, including bringing some products back to the US for manufacturing, renegotiating supplier agreements, and leveraging existing inventory to further mitigate cost pressures.

We also continue to drive facility consolidation, taking decisive action across multiple facilities to optimize our footprint. These actions, along with a lower indirect spend and reduced salary and labor, drove sequential adjusted EBITDA margin expansion of 40 basis points to now 11% in the quarter. To support ongoing cost reduction, we intend to continue to optimize our facility footprint in calendar year 2026 by targeting underutilized space for reduction. All our additional actions are helping continue our momentum toward the targeted 85 basis point overhead and G&A reduction for 2025.

I’ll now move on to the results by business. RV OEM net sales totaled $503 million in the second quarter, with North American RV sales up 5% and overall RV sales up 3% year-over-year, driven by market share gains across our top five product categories. This growth was partially offset by decline in North American RV wholesale shipments, as dealers remained cautious with inventory levels after the previous quarter’s restocking. Nonetheless, long-term trends supporting the outdoor lifestyle remains strong.

According to KOA’s 2025 Camping & Outdoor Hospitality Report, over 11 million new households have entered the camping market since 2019, and 72 million Americans are expected to take an RV trip this year, reinforcing a solid foundation for future demand and favorable demographics.

The successful adoption by OEMs of our recent innovations like our Chill Cube 18K Air Conditioner, Anti-lock Braking Systems, 4k Windows Series, SunDeck and TCS suspension systems continue to drive share gains during the quarter. Recently, we engaged in a collaboration with Keystone Cougar, the bestselling 5th wheel RV, where we highlighted the capabilities of our new Chill Cube.

In this collaborative effort, Keystone and Lippert, and our marketing teams at Death Valley, California, where we showcase the Chill Cube’s cooling power, energy efficiency and quiet operation in one of the most extreme environments in the US. The marketing and social media campaigns were released early last month. The Chill Cube and other market leading innovations that are so critical to customers continue to drive adoption among OEMs, reinforcing our value proposition across all price points.

Well-received innovations, the continued market share gains, increased organic content per travel trailer and 5th wheel by 2% year-over-year, continuing our trend of organic content expansion despite stiff mix headwinds. Our ability to continuously grow content even amid this ongoing shift towards smaller, single axle trailers, underscores the strength and relevance of our portfolio.

Many of our components, such as axles, chassis, suspension systems and appliances are critical to the units, not to mention critical to safety, reliability and convenience for the consumer making our products difficult to remove in any de-contenting environment. Combined with our large-scale procurement of raw materials required for these products, low-cost manufacturing and strong OEM relationships, our offerings remain a solid choice for partners seeking reliable, high value solutions and continued innovation in the space. Looking ahead, we’re confident we can capture additional content opportunities and anticipate that organic content growth should return to 3% to 5% annually in a normalized wholesale environment.

Turning to the aftermarket, net sales were $268 million for the second quarter, up 4% year-over-year, primarily driven by product innovations and the expanding Camping World relationship in the RV aftermarket. We continue to see strong demand for Furrion appliances, particularly in air conditioning where the Chill Cube and the rest of our AC lineup continues to gain share in the aftermarket. We’ve already sold three times more ACs in the aftermarket through six months of 2025 than we did of all of 2024. This is a testament to our incredible aftermarket sales teams and technical teams that assist dealerships with the service and winning sales programs.

As our aftermarket products continue to see increased adoption in part through more and more OEM placement over the years, it helps fuel our long-term growth strategy in the segment. As OEM content grows and more RVs exit their warranty periods, demand rises in parallel. Further supporting this is the growing US RV ownership base, ultimately creating a larger installed base which generates recurring product and service opportunities for our business.

Our partnership with Camping World also remains a key aftermarket growth driver, with sales in their stores up over $7 million year-to-date, indicating strong retail momentum and customer demand as a result of our in-store collaboration with the Camping World team. This continued strength highlights the impact of strategic alignment and collaborative execution as we increasingly strengthen our retail presence with the largest RV dealer in the world, both in stores and online. In addition, we’re also working on similar projects with many other dealerships across the country to apply our Lippert parts in-store concept. We also continue to invest heavily in the long-term growth of our aftermarket by building on our service and training functions.

Our dealer tech training programs are an important piece of our aftermarket growth strategy as they help to ensure that our products are supported correctly after the sale to retail, strengthening our pull-through with dealer service centers. Last year, we completed service on over 1,500 mobile service repairs, which adds to aftermarket revenues. We are set to exceed that this year and later on this year, we are adding new standalone service bays in Alabama, California and to our existing Indiana facility, which will help us attract even more customers for service and upfit of our new innovative products.

It demonstrates the robustness of our technical service team that assists dealers and our other customers in the aftermarket. Through the first half of 2025, our service ecosystem had 600,000 views of Lippert branded tech support seminars, 28,000 individual completions of technical training classes, and over 1 million visits to our Lippert branded technical service pages, demonstrating our reputation as a trusted dealer partner. We plan to continue to foster these efforts to bolster service support as dealers consistently express their appreciation and tell us we provide the most comprehensive technical support in the entire industry.

Turning to adjacent industries, second quarter sales increased 10% year-over-year to $336 million, largely due to our recent acquisitions, Freedman Seating and Trans Air, that expand our presence in the bus market as well as some nice organic growth in utility and cargo trailer markets with our axles and suspension products. This growth was partially offset by ongoing softness in the marine market as dealers continue to prioritize inventory rebalancing. We expect softness in the marine market to continue for the balance of the year.

We remain committed to product innovation and recently launched a new line of modular replacement pontoon furniture for marine aftermarket consumers, giving boaters a cost-effective way to refresh their boat without purchasing a new unit. We also launched a brand new pontoon ladder system this quarter, which has had great success already making its way into several key pontoon brands as the marine manufacturers enter all their key dealer shows this month.

Utility trailers continue to represent meaningful, long-term content potential. With approximately 600,000 utility and cargo trailers produced annually, we’re well-positioned through the strong relationships with leading OEMs to leverage our axle manufacturing and suspension products expertise, as well as getting them to start considering advanced technologies and content such as anti-lock braking systems, touring coil spring suspension and tire pressure management systems. Axle and suspension components represent the largest single content category in these trailers, and our leadership in this area remains a key competitive advantage.

For the transportation industry, our window systems and glass products are contributing to content growth across on-highway, off-highway, school bus and transit bus platforms. The bus market in particular continues to demonstrate durability, with approximately 70,000 units produced annually and a growing need for fleet replacement across states and municipalities. As mass transit continues to expand, we believe this will remain an attractive market and look forward to further expanding this portfolio in the quarters to come.

Lastly, as I mentioned in my opening comments, Freedman is now entering the heavy duty commercial bus product market with brand new seating solutions that could have meaningful impact on the business.

Turning to capital allocation, we remain focused on sustaining a strong financial foundation while driving growth and returning capital to shareholders. In the first half of 2025, we generated $155 million in operating cash flow supported by improved working capital discipline.

Additionally, as of June 30, we had $192 million in cash, $595 million of availability on our revolver and net debt of approximately 2 times EBITDA, positioning us well to pursue strategic acquisitions, invest in innovation and navigate a dynamic environment with flexibility. We also returned capital through $1.15 a share dividend. We also are excited to announce that we have executed $128 million in share repurchases year-to-date through August 1, with $200 million of remaining capacity under our newly authorized $300 million program. This continues our consistent and disciplined capital deployment strategy. We’ve executed and balanced its long-term investment with near-term returns driving shareholder value across market cycles.

Moving to culture, one of our key competitive advantages has played a significant role in reducing employee turnover and fostering a more engaged, committed workforce. Retention is important, but retention, combined with high engagement, is where the true value lies. We believe helping our team members finding meaning and purpose at work by supporting both their personal and professional goals creates an X-Factor type advantage that contributes to long-term stability and operational excellence.

To be specific, over the last four years, we have been working toward a bold goal, and that goal is by 2025 for every team member to have written personal goals and be actively pursuing them. Because we believe that when our people grow personally, that the business will grow as a result of more engagement. We also believe that business can and should be a force for good, demonstrated by the hundreds of community service events organized by our culture and leadership team.

Through these service events, thousands of our team members collectively have served over 125,000 hours of volunteer service each year. This effort reinforces a core belief at Lippert when people unite around a shared mission, their impact extends far beyond the bottom line. Not surprisingly, we found that retention rates and team members who serve is twice as high as those who haven’t been involved with these serving events. While service is not only good for the community, it’s good for business.

As we look ahead to the second half of the year, we remain cautiously confident. While inflation and tariff uncertainty continue to pressure consumer behavior, we’re encouraged by our ability to respond quickly and thoughtfully. That said, we remain confident in our ability to align our cost structure, capital deployment and production cadence with real-time market conditions, just as we have done successfully in past cycles while continuing to grow our market shares in all our end markets.

July 2025 sales were up 5% year-over-year, and we anticipate that to be the trend for the rest of Q3. We also continue to maintain our full year 2025 forecast for North American RV wholesale shipments at 320,000 to 350,000 units while we plan to remain steadfast to our approach to achieve growth in this environment, grounded in what we can control. In addition, we believe the toughest part is behind us as the team has done an incredible job rightsizing the business and continuing to rightsize after the falloff in RV volume in 2023. We believe we are putting ourselves in a great position for success as we come out of the cycle and off the bottom as volume begins to get back to a more normalized level.

In closing, we operate a diversified and durable business supported by a rich history and culture rooted in servant leadership, operational discipline and strong execution from an experienced leadership team. While the external environment may remain somewhat volatile in areas, our strategy hasn’t changed. We successfully navigated cycles like this before and have recently demonstrated that we have done it again. Our competitive moat is even more valuable at certain times, positioning us to continue driving market share gains and long-term growth.

As always, and probably the most important thing I can say on these calls is that none of these results and accomplishments would be possible without the phenomenal consistency of our leadership teams across the business. The dedication, ingenuity and passion of our people continue to move Lippert forward and provide outstanding results. I’m as proud as ever as what we’re building together and even more excited for what’s to come.

I’ll now turn the call over to Lillian, who will provide more detail on our financial results.

...
Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. During the quarter, Lippert’s industry-leading innovation, strong competitive advantages and successful M&A drove net sales growth, while our ability to mitigate tariffs and advance cost savings initiatives delivered resilient margin performance despite mix headwinds. Our consolidated net sales for the second quarter were $1.1 billion, an increase of 5% from the second quarter of 2024. OEM net sales for the second quarter of 2025 were $840 million, up 5% from the same period of 2024. RV OEM net sales for the second quarter of 2025 were $503 million, up 3% compared to the prior year period, driven by market share gains and an increased mix of higher content 5th wheel units. These results were partially offset by the overall continued shift in unit mix towards lower content, single axle travel trailers. Single axle trailers do remain an atypical portion of production, but we expect this trend to normalize once consumer demand recovers.

Content per towable RV unit was roughly flat year-over-year at $5,234, and content per motorized unit was up 1% to $3,793. Towable RV organic content grew 1% sequentially and 2% year-over-year, supported by the share gains we delivered in the top product categories we supply to RV OEMs; appliances, axles and suspension, chassis, furniture and windows, as well as the continued adoption of recent innovations like our ABS, TCS and best-in-class appliances. This growth offset the impact from the continued shift to smaller, single axle trailers.

Adjacent industries OEM net sales for the second quarter of 2025 were $336 million, up 10% year-over-year, primarily due to sales from acquired businesses within transportation, which represents $32 million in the quarter. This was partially offset by lower sales in North American marine, as sales were down 15% due to the impact of inflation and still high interest rates on retail demand. And based on current visibility, we expect this softness to continue.

Aftermarket net sales for the second quarter of 2025 were $268 million, an increase of 4% compared to the same period in 2024, primarily driven by product innovation and the expanding Camping World relationship within the RV aftermarket, partially offset by lower volumes within the automotive aftermarket.

Gross margins for the second quarter of 2025 were 24.4%, compared to 25.3% for the prior year period. The decrease was primarily due to executive separation costs related to the departure of our Chief Legal and Human Resources Officer and changes in product mix for both OEM and aftermarket segments.

Consolidated operating profit during the second quarter was $88 million or 7.9%, a 70 basis point contraction over the prior year period. Excluding executive separation costs, operating margin was nearly flat compared to the prior year. This reflects our successful tariff mitigation strategy, where we offset $15 million in tariff and freight impacts through diversifying our supply chain, assistance from our vendors and pricing pass-through.

Our operating margin was further supported by ongoing cost improvement actions, including facility consolidations and overhead reductions, demonstrating steady progress toward our 85 basis point target. These initiatives largely offset headwinds from lower margin product mix and contractual price decreases tied to commodity indices.

The operating profit margin of the OEM segment decreased to 6.2% in the second quarter of 2025, compared to 6.4% for the same period of 2024. Excluding separation expenses, OEM margin improved 10 basis points to 6.5% year-over-year.

The aftermarket segment delivered a 13.5% operating profit margin, down from 15.5% in the prior year period, driven by mix and investments in capacity and distribution processes to support growth for the aftermarket segment. However, on a sequential basis, aftermarket margins expanded nearly 500 basis points, which was stronger than the prior year sequential improvements.

GAAP net income in the second quarter was $58 million or $2.29 earnings per diluted share compared to net earnings of $61 million or $2.40 per diluted share in the prior year period. Net income in the second quarter of 2025, adjusted for executive separation costs, were $60 million or $2.39 earnings per diluted share. Adjusted EBITDA in the second quarter was $121 million or 11% of net sales.

Non-cash depreciation and amortization was $60 million for the six months ended June 30, 2025 while non-cash stock-based compensation expense was $11 million for the same period. We continue to anticipate depreciation and amortization in the range of $115 million to $125 million during the full year 2025. At June 30, 2025, our company’s cash and cash equivalents balance was $192 million compared to $166 million at December 31, 2024. For the six months ended June 30, 2025, cash provided by operating activities was $155 million, down $30 million from the second quarter of 2024.

Investing cash inflows included $22 million used for capital expenditures and $98 million used for the acquisition. We also announced a $300 million share repurchase program during the quarter, underscoring our commitment to balance capital allocation and shareholder returns. This authorization provides substantial flexibility to repurchase shares opportunistically while maintaining our financial strength for strategic investments and acquisitions. During the quarter, we returned to shareholders $38 million through share repurchases and $29 million through our quarterly dividend of $1.15 per share. Year-to-date, through August 1, 2025, we returned $187 million to shareholders in the form of dividends and share repurchases.

As of June 30, 2025, our net inventory balance was $710 million, down from $737 million at December 31, 2024. At the end of the second quarter, we had outstanding net debt of $756 million, 2.1 times pro forma EBITDA adjusted to include LTM EBITDA as acquired businesses and the impact of non-cash and other items as defined in our credit agreement.

For the month of July, sales were up 5% versus July 2024 due to acquisitions, sales and pricing, offset by lower North America RV production. As we think about the balance of the year, I want to remind you that historically the second half tends to be lower than the first half, and we expect that to be the case this year as well, even with the addition of our recent acquisitions. For Q3, we expect overall revenue to be up 5% year-over-year and this reflects total revenue, including our recent acquisition.

We also continue to maintain our full year 2025 forecast for North American RV wholesale shipments at 320,000 to 350,000. For Q3 2025, we expect RV OEM sales to be up about 4% to 5% over prior year. We also expect Q3 EBIT margins to be similar to 2024 level.

Looking to capital allocation for the full year of 2025, capital expenditures are anticipated to be in the range of $50 million to $70 million as we continue to focus on investing into the business and innovation. We continue our aim to utilize our balance sheet to pursue strategic opportunities that help us capture profitable growth and deliver shareholder value while maintaining a long-term leverage target of 1.5 times to 2 times net debt to EBITDA and maintain our commitment to returning cash to shareholders.

In closing, we remain on track to organically achieve our $5 billion revenue target in 2027 and return to double-digit operating margins, as our operational flexibility, strategic diversification and effective cost management, along with the strong balance sheet, enables us to deliver sustainable and measurable shareholder value.

That is the end of our prepared remarks. Operator, we are ready to take questions. Thank you.
...

QUESTION AND ANSWER SECTION

Operator: Thank you, Lillian. [Operator Instructions] The first question comes from Daniel Moore of CJS Securities. Your line is now open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Good morning, Jason. Good morning, Lillian. Thanks for taking the questions.

<A – Jason Lippert – LCI Industries>: Good morning, Dan.

<A – Lillian Etzkorn – LCI Industries>: Good morning.

<Q – Dan Moore – CJS Securities, Inc.>: So I guess, let’s see, a couple of things. Wanted to start with just first inventory levels, dealer inventories, both RV and Marine, from your perspective, clearly dealers remain cautious, had some significant destock in Q2, just trying to get a sense for where you see inventories today and what the potential impact of a restock could look like once demand starts to improve in those two end markets? And then a quick follow-up. Thanks.

<A – Jason Lippert – LCI Industries>: Yeah, thanks, Dan, excuse me. I think that the inventories, like you mentioned, the dealers have been pretty cautious. I think on top of that, the OEMs have been extra cautious as well. So I think those two things are going to lead, and that momentum has been building for the last year-and-a-half. So, when you look at for – going forward, I think that cautiousness is going to continue and the discipline is going to continue. And when it does lift, I don’t think, excuse me,, sorry, I don’t think we’re going to come out of this quickly. So I think it’s going to be a slow and gradual, steady rise once we start seeing the business lift, but, on the Marine side, probably a little bit more cautiousness there and discipline on the OEM side as well.

I think, they’re more in the middle innings in this destocking and just inventory rebalance versus the RV – the RV dealers. So – but we’ve heard some really good, talk to some of the big dealers recently and there’s been some – Blue Compass went on RV business recently and talked about a really strong May and June or May and June. In the last two years, it was – they said it was the best, May and June that they’ve had. So that’s really positive. And they said July was really strong. So, Camping World reported, their numbers were fairly strong on units. So I think we’re just in a position where they’re going to continue to be cautious and disciplined. And that’s good and healthy for the industry. And then when it does lift, it’s going to be kind of a slow and steady rise.

<Q – Dan Moore – CJS Securities, Inc.>: That’s really helpful. Just trying to triangulate the commentary from a margin perspective. So EBIT margins, I think, Lillian, you said flattish for Q3 year-over-year. And then, you also sort of gave the updated tariff impact of 290 basis points before mitigating, before any mitigation efforts. So just trying to understand, is the tariff impact maybe greater than what we thought previously? And if you have any thoughts in terms of what kind of overall net margin target might look like for fiscal 2025 given kind of one quarter left to go would be super helpful? Thanks, again.

<A – Lillian Etzkorn – LCI Industries>: Yeah, sure, Dan. So maybe some color around both the tariff impact and also just margins in general. When we’re thinking about the tariffs, there’s going to be margin compression from the perspective that we’re not mitigating margin, we’re mitigating the cost of the tariff with the actions that we’re taking. So that does put pressure just mathematically on the margins as we go forward.

The other thing I would call just in terms of some things driving some of the margin activity as we look to Q3, and it’ll be improving as we get to Q4. We did just acquire some pretty meaty acquisitions with Freedman and Trans Air. So there is some cost associated with integrating and onboarding these organizations and streamlining to get the synergies. So that’s also going to be a little bit of an overhead on the margin as we look to Q3 and a little bit obviously to Q4 as well, but we’re continuing to work on the cost mitigation actions that Jason spoke of in his remarks of targeting that 85 basis point overall improvement for 2025, but we do have some of those other factors overhanging on the margin.

<A – Jason Lippert – LCI Industries>: Yeah, if you have the – you can have the mix headwinds as well along with the tariffs that have created rising steel prices and aluminum prices domestically. So, as you know, our index with a lot of our component pricing to our customers, we chased that price going up until it stabilizes. And then, we get hold once it stabilizes and starts either retreating or once it stays at the peak. So, we’ve got a bunch of things that we’re working against there. But all those things will right-size in time.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. I guess, did I hear correct that Q3 should be flattish on a year-over-year basis from an operating margin perspective? I just want to...

<A – Jason Lippert – LCI Industries>: Yeah.

<Q – Dan Moore – CJS Securities, Inc.>: ...clarify that.

<A – Lillian Etzkorn – LCI Industries>: Correct.

<Q – Dan Moore – CJS Securities, Inc.>: Okay. Very helpful. Excellent. I’ll circle back with any follow-ups. Thank you.

<A – Jason Lippert – LCI Industries>: Thank you.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: The next question comes from Joseph Altobello of Raymond James. Your line is now open. Please go ahead.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Thanks. Good morning, everybody. Since we’re talking about tariffs, I guess I’ll start there. It looks like the impact went from about sort of 180 basis points last quarter to now 290 basis points. So I guess, first, what was the biggest driver of that increase and what’s a good annualized number to use from a tariff standpoint?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So Joe, the biggest change, if you recall, our last earnings call was second week in April. So it was right after the initial Liberation Day. We had assumed at that time that China tariffs would be at 20%. We’ve since settled, or I should say the government has since settled at 30%. So that’s going to be – that’s going to be the biggest driver of change from the last time that we talked. And I think just kind of taking these and annualizing it is a fair representation for the tariffs on a go forward basis, but, again, we believe that through the mitigation efforts that we have, both from the resourcing, onshoring, some of the product resourcing to other nations, and then pricing pass-throughs as appropriate, we do feel confident that we have mitigation plans in place so that we will not have an overall impact to the business on a go forward basis.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Okay. Thank you. And just to shift over to sales, it looks like up 5% in the quarter, a little bit better than I think you had guided. Is there any impact either to Q2 or Q3 or both from the earlier RV model year change over this year?

<A – Jason Lippert – LCI Industries>: I don’t think so. Can you be a little more specific there?

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Yeah, it sounds like the changeover happened in June this year versus, let’s say, July last year.

<A – Jason Lippert – LCI Industries>: Yeah. I mean, model change startup is usually slow, so to start, but I would say no, there’s no – there was no impact. We’ll start – we’ll see that – we’ll see that happen over the course of the next 12 months. So that’ll be where the impact.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. Thank you.

<A – Jason Lippert – LCI Industries>: Yep.

Operator: The next question comes from Craig Kennison of Baird. Your line is now open. Please go ahead.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Hey, good morning. Thanks for taking my questions. Lillian, you mentioned the trend towards single axle towable RVs, maybe close to a bottom. I’m just wondering if you can give us a sense for what mix normally is of single axle and where it is today and then confirm whether it’s maybe based on your orders, whether that trend is back in a good direction?

<A – Lillian Etzkorn – LCI Industries>: Yeah. Good morning, Craig. So historically, the single axles were probably in the mid- to upper-teens in terms of overall mix. We’ve been seeing over the last, call it, 18 months a gradual increase into the mid-20%. I think we’re at 24% last quarter. In the second quarter, we’ve seen a little bit of an improvement there where we’re down to about 20%, 20.5% in second quarter. So it was nice to see that slight improvement. Hopefully, that trend does continue.

I think as we’ve talked before, I think overall expectations from the industry is that we will revert back to the larger, multi-axle units just because there’s so much more practical for the end consumer to be able to utilize the RV in the best way possible. It is – when we look at a trailing 12-month basis from a content perspective, having that elevated overall mix for the past 12 months does still pressure the content, but it was nice to see in the second quarter that there was a little bit of an improvement to get back to the multi-axle.

<A – Jason Lippert – LCI Industries>: And Craig, we track that every week. So, just last week, it was under 20% – at average under 20% for the week, which is a good sign to see, but we’ve been tracking this for a long time. If you go back 10 years, it was just under 10%. So it’s been gradually growing over time and like Lillian said, the last 18 to 24 months, it’s been creeping over 20% up to 25% is a high, and we’re starting to see some retreating there. So that’s what we want to see. We’d rather see, honestly, less wholesale units and obviously bigger units and less single axles for – from a margin perspective.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And then that makes a lot of sense, but trying to reconcile that with the Camping World report where they’re clearly doing really well at the most affordable or with most affordable unit, I presume those are also single axle. Is it just a change in what manufacturers are building in anticipation of a change or can you give us a sense that this is a consumer-driven trend change and improvement?

<A – Jason Lippert – LCI Industries>: I think there’s some of that certainly, but I don’t know how well you can do with a $8,999 or a $12,999 price point in terms of margin. So I think that’s the real thing, but a lot of these, I would say the majority of these single axle trailers are getting purchased by first time buyers, and the real hope here is that the longer-term trend is that they trade up and buy something bigger, that they stay in the lifestyle and buy a bigger trailer with more content. So we put a – I think, Camping World especially has put a lot of energy and resources into that strategy and now it’s time to, over the next couple of years, we see some of those first-time buyers that have bought over the last few years these small units to trade up.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Thanks. I guess, Jason, to that end, just looking at your aftermarket business, I know you’ve got this view that pandemic era orders ultimately will lead to some reorders. How much data do you have that you can track aftermarket purchase activity among people who bought during that era, because it does feel like you could get an echo effect benefit from all the activity at that time?

<A – Jason Lippert – LCI Industries>: Yeah, I think there’s probably less, I think when you look at single axle trailers specifically, I think that there’s less aftermarket opportunity there maybe because you’re not – there’s nothing really to fix up on those trailers, they’re still bare, when it comes to retail parts and accessorizing and upgrading and things like that. So, like, for example, we don’t have recliners and we put recliners in every single unit out there. So, you can even fit a recliner in there.

There’s no furniture to speak of. It’s just a dinette, which is a wooden-based seat with some cushions on it. So, you might get a mattress here or there, but the real content, adders and aftermarket come with some of the bigger units, and we don’t have data that tracks specifically all those buyers, but our aftermarket continues to grow and we’re continuing to do more store sets with Camping World and we’ve got a pretty significant total addressable market in the aftermarket, especially with RV and automotive. So we’re going to focus on continuing to sell dealers more products.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And I guess just a follow-up. Are you seeing any aftermarket activity from people who purchased, let’s say, 2020 or 2021? Is that consumer showing up to upgrade RVs through your aftermarket products?

<A – Jason Lippert – LCI Industries>: It’s really hard to tell. I would say that they have to be, they have to be repairing and replacing. I mean, that is a big part of our aftermarket business. And when parts and components don’t work, they’re going to need to come and get it fixed through a dealership likely and some do it yourself in some cases. But, I’d say most of the time when our components brake and we’d certainly put – I think we keep saying we put 50% more content into OEM vehicles since 2021. The more of those components that need repair and replacement in the aftermarket, the more are going to be likely be ours, that’s our aftermarket again because they’re replaced like for like.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Got it. Well, thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Craig.

Operator: The next question comes from Patrick Buckley of Jefferies. Your line is now open. Please go ahead.

<Q – Patrick Buckley – Jefferies LLC>: Hey, good morning, guys. Thanks for taking our questions. Within the 5% growth quarter-to-date in July, how much of that was from acquisitions and how much of that was driven by price?

<A – Lillian Etzkorn – LCI Industries>: I say a good portion of it was from acquisitions, probably 3% to 4% of that was acquisitions related.

<Q – Patrick Buckley – Jefferies LLC>: Got it. That’s helpful. Thank you. And then you touched a bit on this already, but as we try to think about tariff impact moving forward, are there any specific product categories where you see opportunity to move more of the sourcing domestic or I guess on the flipside, any categories that are structurally more weighted towards import?

<A – Jason Lippert – LCI Industries>: Yeah, I think, that’s always one of the first things where we’re trying to figure out with resourcing. If we’re going to move a product, if we can move it back to the US, it’s – where we have the plants, the capacity to do that, it’s just a matter of does it, do the dollars and cents make work and can we stay competitive, but I can’t tell you how many resources we’ve put toward the resourcing initiatives with people and on the quality side, specifically incoming inspection, because we’ve got a lot of new suppliers in the mix going to find new suppliers and once we find them, we’re going to validate them, and then there’s a whole process when it comes to getting those first articles in and proving them at our place. So, there’s just a lot of activity there. It’s a lot easier when we can – we can do that internally in the US, but unfortunately, there’s still cost incentives outside of the US to reshore and resource to other countries outside of China.

<Q – Patrick Buckley – Jefferies LLC>: Got it. And then one last quick one from us. Looking ahead to the $5 billion in revenues in 2027, is there a wholesale shipment volume number assumed for that or maybe a range there?

<A – Jason Lippert – LCI Industries>: Our assessment there is that we just returned to normalized wholesale range and if you look over the last 10 years, it’s averaged between 400,000 and 415,000. So I, I think that’s the assumption there. And we do feel we will get back there over the course of the next 2 years to 3 years, so.

<Q – Patrick Buckley – Jefferies LLC>: Great. Very helpful. That’s all for us. Thanks, guys.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: [Operator Instructions] The next question comes from Tristan Thomas-Martin of BMO Capital Markets. Your line is now open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hey. Good morning.

<A – Jason Lippert – LCI Industries>: Hey.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: I guess, I want to circle back to kind of the full year operating margin. I think last quarter, you guys implied you see 85 basis points over 2024’s 5.8%. How are you thinking about that currently?

<A – Lillian Etzkorn – LCI Industries>: So I think, we’re still very confident in that from the perspective that we’re tracking nicely for those cost saves that 85 basis points, a lot of that’s driven from footprint consolidation. We’ve already executed a good portion of that consolidation. There’s still a little bit more to come as we continue to progress through the year. We’re also continuing to focus. I think we talked on the last call some pretty targeted efforts in terms of indirect spend in RFPs that we’ve been executing throughout the year. So feel really confident that we’re on track to deliver that for the year.

<A – Jason Lippert – LCI Industries>: And we’ve – just, Tristan, we’ve – specifically we’ve talked about it, but we’ve executed, closing California, Chesaning, Michigan and Westville, Indiana. So those are three that we’ve undergone and obviously, there’s costs of things to close those. And we’ve got a few more on track this year and then a few more lined up for next year for second quarter. So we’ve got a plan there.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Sorry, but can I ask it slightly differently? Is it the 85 basis points of improvement, slightly offset by a higher expected tariff impact or just implies maybe slightly lower than the whatever, the six point whatever now?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So as I mentioned earlier in the call, so the tariffs, because we’re focusing on the dollar mitigation, there is some margin compression from that just naturally, right, we’re not going to put margin on top of the tariff costs and we try to hold that. So there is some margin deterioration because...

<A – Jason Lippert – LCI Industries>: On percentage.

<A – Lillian Etzkorn – LCI Industries>: ...on the percentage because we’re focused on mitigating the dollars.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Got it. And then just a two-part industry question. First, kind of, what, how are you thinking about retail demand this year? And then, also, if we kind of take your 320,000 to 350,000 wholesale rate that I put up, I got a factor in your RV OEM sales plus 4% to 5% comment, which I’m assuming does assume some kind of price in content share. Does that just imply a very weak or too production volume?

<A – Jason Lippert – LCI Industries>: So on the retail, it’s obviously, we had some negative comps year-over-year last year and then coming into this year. So, it looks like it’s stabilizing. And our plan is, our thoughts are the wholesale and retail will be pretty similar this year. So the kind of that’s where we’re at – that’s where we’re at on a retail thoughts.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. And then kind of 4Q kind of implied wholesale production?

<A – Jason Lippert – LCI Industries>: Say it again.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: In 4Q, implied wholesale production, right, the 320,000 to 350,000 range you gave kind of adjusting for the RV OEM up, I think, 4% to 5% in 3Q, [indiscernible] (00:47:36) my math implies a fairly soft 4Q for the industry. Is that right?

<A – Jason Lippert – LCI Industries>: Yeah.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Typically, that’s pretty normal from a seasonality perspective. So we’re not expecting anything unusual in that regard.

<A – Jason Lippert – LCI Industries>: A lot of it’s going to depend on these macro factors we keep talking about. If the environment starts to improve towards the end of the year, we could see some heavier restock by the dealers coming into the next selling season. We’re hopeful for that. We’re not banking on it. But we’ve been in this rut for two years since the fall off in late 2022. So, we keep getting closer to the end of this. And the lift is coming in the next two to three quarters, likely.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Yeah. Thanks for taking all my questions.

<A – Jason Lippert – LCI Industries>: Thanks, Tristan.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: We currently have no further questions. I’d like to hand back to Jason for any final remarks.
...

Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah, I just want to say I’m really proud of the teams. I just had mentioned that we spent the last couple of years really rightsizing the business and working hard to recover from the dip that we had in the industry. So thankful to our teams, and it’s good to see our ROIC and EBITDA in the double-digits now. We’re going to keep working to improve that. So thanks all for coming to the call.

Operator: This concludes today’s call. Thank you for joining. You may now disconnect your lines.
...

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2025. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

Editor

Company disclaimer

Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2025, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.